                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-50732

PROSPECTUS



                               1,176,458 SHARES

                         OPINION RESEARCH CORPORATION

                                 COMMON STOCK

                                 ____________


     The selling stockholders listed under the caption "Selling Stockholders" may sell from time to time all of the 1,176,458 shares offered by this prospectus.

     The selling stockholders may sell or distribute the shares through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The price may be the market price prevailing at the time or a price privately negotiated.

     Opinion Research Corporation will not receive any of the proceeds from the sale of the shares. However, it will pay substantially all expenses incident to the registration of the shares.

                                 ____________

     The common stock of Opinion Research Corporation is listed with the American Stock Exchange under the symbol "OPI." On December 20, 2000, the last reported sale price of the common stock was $5.25 per share.

                                 ____________

     Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is December 21, 2000.
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
                               Table of Contents


Risk Factors..............................................................   3
Where You Can Find More Information.......................................   5
Forward-Looking Statements................................................   6
Incorporation of Certain Documents by Reference...........................   7
The Company...............................................................   8
Description of Capital Stock..............................................   8
Use of Proceeds...........................................................  21
Selling Stockholders......................................................  21
Plan of Distribution......................................................  22
Indemnification for Securities Act Liabilities............................  24
Legal Matters.............................................................  24
Experts...................................................................  24

     You should rely only on information or representations contained or incorporated by reference in this prospectus. No one has been authorized to provide you with any different information.

     Our business and affairs may change following the date of this prospectus. We do not have an obligation to update the information in this prospectus after the date on the cover page.

                                  ____________

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     In the discussion of risk factors which follows and elsewhere in this prospectus, the terms "we," "our" and "us" refer to Opinion Research Corporation and its subsidiaries as a combined entity, except where it is clear that the reference is only to Opinion Research Corporation. When we use the term "ORC," it refers only to Opinion Research Corporation.

     Our success depends on our ability to retain our existing clients and obtain new clients.

     Our clients generally may terminate the services we provide to them at any time. The loss of one or more of our large clients or a significant reduction in the amount of services we provide to one or more of them could have a material adverse effect on us. The existence of larger projects and long-term client relationships may increase our reliance on particular clients and projects. During the first nine months of our current fiscal year, approximately 42% of our revenue was generated by providing services to various U.S. governmental departments and agencies.

     Our business may suffer if demand for our services declines.

     A number of factors that are beyond our control can adversely affect the demand of our existing clients for our services and impair our ability to attract new clients. These include marketing budgets, general economic conditions, consolidations and other industry-specific trends. Changes in management or ownership of an existing client are factors that can affect the client's demand for our services. As a result, we may provide different amounts of services to our clients from year to year, and these differences can contribute to fluctuations in our operating results.

     Our business may suffer if we are unable to retain our key personnel.

     We depend upon the efforts and skills of certain of our key senior executives. If we lose the services of one or more of these individuals it may have a material adverse effect on us. We do not currently maintain key man life insurance policies on any of our executives other than

John F. Short, our chief executive officer, and we have employment agreements only with certain executive officers. Competition for senior management is intense, and we may not be successful in retaining our key personnel or in attracting and retaining other personnel that we may require in the future.

     Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult.

     ORC's certificate of incorporation provides that the board of directors may issue preferred stock without stockholder approval. In addition, ORC's by-laws provide for a classified board, with each board member serving a three-year term. The board of directors has also adopted a stockholder rights plan, commonly referred to as a "poison pill." The issuance of preferred stock, the existence of a classified board and the stockholder rights plan could make it more difficult for a third party to acquire us without the approval of our board. They could also limit the price that certain investors might be willing to pay in the future for our common stock.

     Our attempts to expand our operations into markets where we do not currently operate may not be successful and our efforts to expand our international operations will be subject to added risks which are inherent in doing business abroad.

     Part of our business strategy is to expand both domestically and internationally, and to expand into related businesses through strategic acquisitions. There can be no assurance that we will be able to so expand or to identify targets for acquisitions on terms that are attractive to us. Further, we do not know whether our services will be sufficiently accepted to sustain our efforts to expand in selected international markets. International expansion will subject us to risks inherent in doing business abroad, including adverse fluctuations in currency exchange rates, limitations on asset transfers, changes in foreign regulations and political turmoil. Furthermore, there can be no assurance that we will be able to integrate successfully the operations of any subsequently acquired business with our current operations.

     We face competition in our industry.

     We face competition in connection with most of the individual services and products we provide. Our management believes that no single competitor offers a comparable combination of market research and information services. However, there can be no assurance that other companies, including some with greater financial resources than we have, will not attempt to offer a range of services similar to those offered by us, or otherwise compete more effectively in the business-to-business customer and market research and information industry. We regularly experience significant competition for customers seeking consumer market research services from a large number of competitors. These include consumer market research companies, advertising agencies and business consulting firms. We compete for public sector research services with a large number of firms that vary in size as well as with not-for-profit organizations. We compete for outbound telemarketing services with a large number of telemarketing companies.

     We do not currently pay dividends on our common stock and we do not expect to do so for the foreseeable future.

     We expect to retain our future earnings, if any, for the operation and expansion of our business, and to pay no cash dividends for the foreseeable future. The terms of our current financing agreements prohibit our payment of dividends, and other agreements we enter into may contain terms that limit the amount of dividends we may pay or prohibit any payment of dividends.

     Trading volume in our common stock has historically been limited and the sale of the shares offered by this prospectus could depress the price of our shares.

     The selling stockholders may sell the 1,176,458 shares offered by this prospectus in the public market from time to time. There is a limited market for our common stock, and the resale of the shares covered by this prospectus, which represent approximately 21.5% of our outstanding common stock, may depress the price of our stock. There can be no assurance that a broader market for our common stock will develop subsequent to this offering. Selling our shares may be difficult because smaller quantities of shares are bought and sold and security analysts' and the news media's coverage about us is limited. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares.

                            ________________________

                      WHERE YOU CAN FIND MORE INFORMATION

     Opinion Research Corporation files annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy these reports, proxy and information statements and other information concerning ORC at the Commission's public reference facilities located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Commission's public reference room in Washington, D.C. by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information about ORC.

     This prospectus is part of the registration statement on Form S-3 that ORC filed with the Commission to register shares of its common stock. This prospectus does not contain all of the information contained in the registration statement. Parts of documents are incorporated by reference into this prospectus. You should read these documents in their entirety rather than relying just on the parts incorporated by reference. Some of these documents are exhibits to the registration statement. The registration statement together with its exhibits can be inspected and copied at the public reference facilities and regional offices of the Commission referred to above.


                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance and business, including:

     .    statements relating to our business strategy;

     .    our current and future plans; and

     . statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

     These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our operations that are subject to change based on various important factors, some of which are beyond our control. The following factors, among others, could cause our financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in our forward-looking statements:

     .    fluctuations in demand for our services;

     .    competition;

     .    our dependence on key personnel;

     . leverage and debt service (including sensitivity to fluctuations in interest rates);

     .    domestic and global economic, credit and capital market conditions;

     . changes in federal or state tax laws or the administration of these laws;

     .    regulatory or judicial proceedings; and

     .    certain other risks described under the heading "Risk Factors."

     If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements in future periods could differ materially from those expressed in, or implied by, the forward-looking statements contained or incorporated by reference in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking statements.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether written or oral, whether as a result of new information, changed assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                _______________


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in the documents filed with the Commission prior to the date of this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Information that we file later with the Commission will automatically update the information incorporated by reference and the information in this prospectus.

We incorporate by reference the following documents ORC has filed with the
Commission:

     1.   the Annual Report on Form 10-K for the year ended December 31, 1999;
     2. the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;
     3. the Current Report on Form 8-K dated September 15, 2000, amended on October 30, 2000;
     4. the description of ORC's common stock contained in its Form 8-A Registration Statement filed with the Commission on October 4, 1993, and any amendments or reports filed for the purpose of updating this description;
     5. the description of ORC's preferred stock purchase rights contained in its Form 8-A Registration Statement filed with the Commission on September 27, 1996, and any amendments or reports filed for the purpose of updating this description; and

     6. all documents filed by ORC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of the offering.

     You may request a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference, by writing or telephoning us at the following address:

                          Opinion Research Corporation
                               Investor Relations
                                23 Orchard Road
                           Skillman, New Jersey 08558
                                 (908) 281-5100

     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates on the front of these documents.


                                  THE COMPANY

     ORC was established in 1938 to apply the principles of general public opinion polling to marketing issues facing America's largest companies. We have evolved to provide primary market research, social research, information services, marketing services, and model-based telemarketing. ORC offers a variety of services and products to assist clients with their strategic and tactical decisions as well as their plans for marketing and selling their products to other businesses and consumers. We assist clients in evaluating, monitoring and optimizing the effectiveness of their marketing and sales with a focus on businesses selling primarily to other businesses. Our services and products address issues such as customer loyalty and retention, market demand and forecasting, corporate image, competitive positioning, public sector primary research, and model-based telemarketing.

     The executive offices of Opinion Research Corporation are located at 23 Orchard Road, Skillman, NJ 08558. The telephone number at the executive offices is (908) 281-5100.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary description of ORC's capital stock. The summary does not purport to be complete and is qualified in its entirety by reference to ORC's Amended and Restated Certificate of Incorporation, including the Certificates of Designation describing the designations, preferences, qualifications, and limitations of each class of ORC's preferred stock, and ORC's By-laws, which are exhibits to the registration statement of which this prospectus is a part.

     The authorized capital stock of ORC consists of 10,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share.

Common Stock

     Holders of the common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences that have been or may be granted to holders of the preferred stock, holders of the common stock are entitled to receive ratably any dividends that may be declared by ORC's board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of ORC, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, that may be granted to the holders of any series of preferred stock. Holders of the common stock have no cumulative voting, conversion, preemptive or other rights to subscribe for additional shares of common stock or other securities of ORC, and there are no redemption provisions with respect to the common stock. All of the shares of common stock outstanding are fully paid and nonassessable.

Preferred Stock

     ORC's board of directors by resolution may issue up to 1,000,000 shares of the preferred stock in one or more series and fix the number of shares constituting any series, the voting power (which may be multiple or fractional votes per share), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by ORC's stockholders. The issuance of preferred stock by ORC's board of directors could adversely affect the rights of holders of the common stock to the extent that the preferred stock has preferences over the common stock with respect to dividends and in liquidation. The following series of preferred stock have been authorized:

     Series A Preferred Stock

     On September 13, 1996, ORC's board of directors adopted a Stockholder Rights Plan (the "Plan"), which provides for the distribution of one purchase right (a "Right") for each share of ORC's common stock outstanding as of October 3, 1996 (the "Record Date"). Each additional share of common stock issued prior to the Distribution Date has a Right attached. Each Right entitles the registered holder, upon the occurrence of certain events described below, to purchase from ORC a unit consisting of one one-thousandth of a newly issued share (a "Unit") of ORC's Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), at a purchase price of $25 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between ORC and StockTrans, Inc. (the "Rights Agent").

     The Rights currently attach to all common stock certificates representing outstanding shares of common stock, and no separate Rights Certificates are distributed. The Rights will separate from the common stock and a "Distribution Date" will occur upon the earlier of:

     . 10 days following a public announcement that a person or group of affiliated or associated persons, other than an Exempted Person (as defined below) (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of ORC's common stock (the "Stock Acquisition Date"); or

     . 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of ORC's Common stock.

Until the Distribution Date,

     . the Rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates;

     . new common stock certificates will contain a notation incorporating the Rights Agreement by reference; and

     . the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by the certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on October 3, 2006 if they are not earlier redeemed by ORC, as described below. At no time will the Rights have any voting power.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to the holders of record of the common stock as of the close of business on the Distribution Date. Thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by ORC's board of directors, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

     In the event that an Acquiring Person, other than an Exempted Person (as defined below), becomes the beneficial owner of 20% or more of the then outstanding shares of common stock (unless the acquisition is made by a tender or exchange offer for all of the outstanding shares of ORC, at a price determined by a majority of the independent directors of ORC who are not representatives, nominees, affiliates or associates of an Acquiring Person to be fair and otherwise in the best interest of ORC and its stockholders after receiving advice from one or more investment banking firms (a "Qualified Offer")), each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of ORC), having a value equal to four times the Exercise Price of the Right. The

Exercise Price is the Purchase Price times the number of shares of common stock associated with each Right (initially, one). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph (which we refer to as the "Flip-In Events"), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of any of the Flip-In Events set forth above until such time as the Rights are no longer redeemable by ORC as set forth below.

     Any person who, together with all of that person's affiliates and associates, is the beneficial owner of common stock, options and/or warrants exercisable for shares of common stock representing 20% or more of the shares of common stock outstanding on September 13, 1996 (the "Rights Dividend Declaration Date") will be an "Exempted Person." In addition, each of LLR Equity Partners, L.P., a Pennsylvania limited partnership, and LLR Equity Partners Parallel, L.P., a Pennsylvania limited partnership, is an "Exempted Person." Furthermore, any person who, together with all of that person's affiliates and associates becomes the beneficial owner of common stock, options and/or warrants exercisable for shares of common stock representing 20% or more of the shares of common stock then outstanding as a result of a purchase by ORC or any of its subsidiaries of shares of common stock will also be an "Exempted Person." However, any person, as a result of purchases by ORC or its subsidiaries, will no longer be deemed to be an Exempted Person and will be deemed to be an Acquiring Person if that person, together with all of that person's affiliates and associates, becomes the beneficial owner, at any time after the Rights Dividend Declaration Date, of additional securities representing 1,000 or more shares of common stock, except if the additional shares are acquired

     . by the exercise of options or warrants to purchase common stock outstanding and beneficially owned by the person as of the date the person became the beneficial owner of 20% or more of the then outstanding shares of common stock or as a result of an adjustment to the number of shares of common stock for which the options or warrants are exercisable pursuant to their terms, or

     .    as a result of a stock split, stock dividend or similar event.

A purchaser, assignee or transferee of the shares of common stock (or options or warrants exercisable for common stock) of an Exempted Person will not thereby become an Exempted Person by the purchase, assignment or transfer.

     In the event that following the Stock Acquisition Date:

     . ORC engages in a merger or business combination transaction in which ORC is not the surviving corporation (other than a merger that follows a tender offer determined to be fair to the stockholders of ORC, as described above);

     . ORC engages in a merger or business combination transaction in which ORC is the surviving corporation and the common stock is changed or exchanged; or

     .    50% or more of ORC's assets or earning power is sold or transferred;

each holder of a Right (except Rights that have previously been voided as we have described above) will thereafter have the right to receive, upon exercise of the Right, common stock of the acquiring company having a value equal to four times the Exercise Price of the Right.

     The Purchase Price and the number of Units of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution

     . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;

     . if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock; or

     . upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued. Instead, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

     ORC may redeem the Rights in whole, but not in part, at any time until 20 days following the Stock Acquisition Date, at a price of $0.001 per Right. Under certain circumstances, the decision to redeem will require the concurrence of 75% of the members of the board. Immediately upon any action of ORC's board of directors ordering redemption of the Rights, the Rights will terminate. In that event, the Rights will only entitle the holders to receive the $0.001 redemption price.

     Until a Right is exercised, the holder of the Right, as such, will not be entitled to vote or to receive dividends or have any other right as a stockholder of ORC. ORC stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration).

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by ORC's board of directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the board (in certain circumstances, with the concurrence of 75% of the members of the board) in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of the Rights (excluding the interest of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement, but no amendment to adjust the time period governing redemption may be made at a time when the Rights are not redeemable.

     The Rights have certain anti-takeover effects, and will cause substantial dilution to a person or group that attempts to acquire ORC in certain circumstances. Accordingly, the existence of the Rights may deter certain acquirors from making takeover proposals or tender offers. The Rights, however, are not intended to prevent a takeover, but rather are designed to enhance the ability of the board of directors to negotiate with a potential acquiror on behalf of all of ORC's stockholders.

     Series B Preferred Stock

     On September 1, 2000, ORC issued a total of ten shares of its Series B Preferred Stock to the selling stockholders. The holders of the Series B Preferred Stock are not entitled to receive any dividends other than any dividends which may be received under the dividend right created with the designation of the rights relating to ORC's Series C Preferred Stock, described below. The holders of the Series B Preferred Stock are entitled, subject to the pari passu rights of holders of ORC's Series C Preferred Stock (and any other series of Preferred Stock with pari passu rights upon liquidation approved by the holders of a majority of the Series B Preferred Stock), to be paid out of the assets of ORC legally available for distribution to stockholders a liquidation preference of $10.00 per share before any distribution of assets is made to holders of the common stock or any other class or series of capital stock of ORC that ranks junior to the Series B Preferred Stock as to liquidation rights.

     ORC is entitled to purchase all of the outstanding shares of Series B Preferred Stock at any time after the selling stockholders and any of their permitted transferees (as defined) collectively own less than 10% of the common stock of ORC purchased by the selling stockholders under a purchase agreement dated as of September 1, 2000 (the "Purchase Agreement") (including for this purpose, on an as-converted basis, any shares of Series C Preferred Stock). The per share purchase price payable upon exercise of the call option is the sum of the liquidation preference amount plus any accrued but unpaid dividends.

     As long as the selling stockholders and their permitted transferees collectively own 75% or more of the common stock purchased pursuant to the Purchase Agreement, the holders of the Series B Preferred will be entitled to nominate and elect two directors to ORC's board of directors. However, the number of directors that may be elected by the holders of the Series B Preferred Stock is subject to adjustment as follows:

     . if the selling stockholders and their permitted transferees collectively own less than 75% (but not less than 50%) of the common stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock), the number of directors which may be elected by the holders of Series B Preferred Stock and Series C Preferred Stock is three (two of which are to be elected by the holders of the Series B Preferred Stock and one by the holders of the Series C Preferred Stock, unless the holders of the Series B Preferred Stock and Series C Preferred Stock otherwise agree);

     . if the selling stockholders and their permitted transferees collectively own less than 50% (but not less than 25%) of the common stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock), the number of directors which may be elected by the holders of Series B Preferred Stock and Series C Preferred Stock is two (which shall be elected by the holders of the Series B Preferred Stock, unless the holders of Series B and Series C Preferred Stock otherwise agree);

     . if the selling stockholders and their permitted transferees collectively own less than 25% (but not less than 10%) of the common stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock), the number of directors which may be elected by the holders of Series B Preferred Stock and Series C Preferred Stock is one (which shall be elected by the holders of the Series B Preferred Stock, unless the holders of Series B and Series C Preferred Stock otherwise agree); and

     . if the selling stockholders and their permitted transferees collectively own less than 10% of the common stock purchased pursuant to the Purchase Agreement, the right of the holders of Series B and Series C Preferred Stock to elect directors will terminate.

     In addition to any other vote required by law, the affirmative vote or written consent of the holders of the Series B Preferred Stock owning a majority of the outstanding shares of Series B Preferred Stock is necessary for ORC to effect the following actions:

     . any amendment, alteration, repeal, or waiver of any provision of the certificate of incorporation of ORC, as in effect from time to time, or the bylaws of ORC which adversely affects the rights, preferences or privileges of the Series B Preferred Stock or Series C Preferred Stock;

     . any increase in the authorized number of members of ORC's Board of Directors to more than 11 members;

     . the creation of a new class or series of shares which have rights, preferences or privileges that are senior to, or are equivalent (pari passu) with, the rights, preferences or privileges of the Series B or Series C Preferred Stock;

     . any merger or consolidation with another company if it is proposed that the Series B or Series C Preferred Stock will be exchanged for preferred shares of the other company; and

     . the redemption or repurchase of stock or options to purchase stock of ORC by ORC (other than the exercise of ORC's call option relating to the Series B Preferred Stock, the repurchase of stock or options from former employees and consultants of ORC pursuant to repurchase agreements which have been approved by ORC's board of directors and the purchase of common stock in an amount not to exceed issuances pursuant to ORC's employee stock purchase plan, provided that these purchases shall not exceed 1,000,000 shares of ORC's common stock in the aggregate or 300,000 shares of ORC's common stock in any 12-month period ending September 1).

     Series C Preferred Stock

     On September 1, 2000, ORC authorized the issuance of up to 588,229 shares of its Series C Preferred Stock. All or any of the authorized shares of Series C Preferred Stock may be acquired by the selling stockholders at any time on or after September 1, 2005 (or earlier, upon the occurrence of certain events described below) by exchanging two shares of common stock for each share of Series C Preferred Stock being acquired. The following is a description of the Series C Preferred Stock.

     Pursuant to the terms of the Purchase Agreement, the selling stockholders may exchange two shares of the common stock owned by them into one share of the Series C Preferred Stock upon the occurrence of the following events:

     .    upon a Liquidation (as defined below);

     . 30 days after written notice from one of the selling stockholders of an Event of Non-Compliance (as defined below); or

     .    any time on or after September 1, 2005.

"Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of ORC, other than any dissolution, liquidation or winding up in connection with any reincorporation of ORC in another jurisdiction, or any Corporate Transaction (as defined). "Corporate Transaction" means

     . any consolidation or merger of ORC with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of ORC immediately prior to the consolidation, merger or reorganization own less than 50% of ORC's voting power immediately after the consolidation, merger or reorganization,

     . any transaction or series of related transactions in which in excess of 50% of ORC's voting power is transferred to one or more affiliated persons, or

     . a sale, lease, transfer other disposition of all or substantially all of ORC's assets.

 "Event of Non-Compliance" means


     . ORC fails to pay any required dividend to holders of the Series C Preferred Stock,

     . ORC's breach or failure to perform or observe any material covenant or agreement set forth in the Designation of Series C Preferred Stock,

     . ORC's or any material subsidiary of ORC making of an assignment for the benefit of creditors, commencing any proceeding under any bankruptcy, insolvency or liquidation law of any jurisdiction, or being the subject of any such bankruptcy or insolvency petition commenced by a third party, or

     . ORC's default in the payment of the principal of any indebtedness with an aggregate principal amount of in excess of $5 million or in the performance of any agreement or covenant contained in any agreement or instrument with respect to any such indebtedness.

     Holders of the Series C Preferred Stock will be entitled to receive dividends at an annual rate of $2.04 per share, as the dividend may be adjusted to account for dilution. Dividends on the Series C Preferred Stock must be declared and set apart or paid on a pari passu basis with the Series B Preferred Stock and before dividends of any kind may be declared, and before distributions of any other kind may be made, upon the common stock or any other capital stock of ORC. The dividends will be cumulative.

     In the event ORC declares a distribution payable in securities of other persons, evidences of indebtedness issued by ORC or other persons, assets (excluding cash dividends) or options or rights, then the holders of the Series C Preferred Stock are entitled to a proportionate share of any such distribution as though the holders of the Series C Preferred Stock were the holders of the number of shares of common stock into which their shares of Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of common stock entitled to receive the distribution.

     In the event of any Liquidation, subject to the pari passu rights of the Series B Stock, each issued and outstanding share of Series C Preferred Stock will entitle the holder of record of that share to payment at the rate per share of $17.00 (the "Preference Amount") (which amount will be adjusted upon the occurrence of an "Extraordinary Stock Event") plus an amount equal to all accrued but unpaid dividends, without interest, on a pari passu basis with the Series B Preferred Stock and before any payment or distribution of the net assets of ORC shall be made to or set apart for the holders of record of the issued and outstanding common stock or any other class ranking junior to the Series C Preferred Stock. As used in this prospectus, the term "Extraordinary Stock Event" means

     . the issuance of additional shares of common stock as a dividend or other distribution on outstanding common stock,

     . a subdivision of outstanding shares of common stock into a greater number of shares of common stock (i.e., a stock split), or

     . a combination of outstanding shares of common stock into a smaller number of shares of common stock (i.e., a reverse stock split).

If after the payment or provision for the payment of the debts and other liabilities of ORC, the net assets of ORC are insufficient to pay in full the preferential amounts to which the holders of record of all the outstanding shares of the Series B Preferred Stock and the Series C Preferred Stock (and other holders of pari passu stock) are entitled, the entire net assets of ORC are to be distributed ratably to the holders of all the outstanding shares of the Series B Preferred Stock and the Series C Preferred Stock (and other holders of any other pari passu stock) in proportion to the full amounts to which they are entitled, and the holders of the common stock and any other classes of securities ranking junior to the Series C Preferred Stock are in no event to be entitled to participate in the distribution of the net assets in respect of their stock.

     ORC has a call option to purchase all of the outstanding shares of Series C Preferred Stock (the "Series C Call Option"). At any time and from time to time ORC can exercise its Series C Call Option by sending written notice to the holders of outstanding shares of Series C Preferred Stock. ORC must send any call notice to the called holders at least 30 days prior to the date specified in the call notice as the exercise date. ORC may purchase the outstanding shares of Series C Preferred Stock at a per share amount equal to the greater of
(a) fair market value, or (b) the Preference Amount, as adjusted pursuant to the terms set forth in the Designation of

Series C Preferred Stock, multiplied by 25.0% per annum, compounded annually from August 31, 2000, plus any accrued but unpaid dividends per share.

     In the event ORC enters into an agreement to be sold, merged or consolidated into or with any other company (a "Sale") or the closing of a Sale occurs within one year from the Exercise Date, the called holders will be entitled to receive from ORC, within 15 days of the closing of the Sale, in addition to the call amount, an amount equal to the difference, if any, between the call amount and the amount the called holders would have received in the sale of ORC if the called holders were the holders of the number of shares of common stock into which their shares of Series C Preferred Stock were convertible immediately prior to the closing of the Sale.

     Subject to certain conditions described in this prospectus, each share of Series C Preferred Stock is convertible at any time and from time to time, at the option of the holder of record of the shares into fully paid and nonassessable shares of common stock upon surrender to ORC of the certificate or certificates representing the Series C Preferred Stock to be converted. The basis for each conversion shall be the "Series C Conversion Rate" in effect at the time of conversion, which means the number of shares of common stock issuable for each share of Series C Preferred Stock surrendered for conversion. As of August 31, 2000, the Series C Conversion Price was $8.50. In lieu of any fractional shares of common stock which otherwise are issuable upon conversion of any shares of Series C Preferred Stock, ORC will pay an amount equal to the Series C Conversion Price of the fractional share (computed to the nearest one hundredth of a share) in effect at the close of business on the date of conversion. As used in this prospectus, the term "Series C Conversion Rate" means an amount computed by dividing the sum of $17.00 (the "Conversion Amount") (which amount will be adjusted upon the occurrence of an Extraordinary Stock Event) by the Series C Conversion Price to determine the number of shares of common stock into which one share of the Series C Preferred Stock is convertible at the Series C Conversion Price then in effect. Any shares of Series C Preferred Stock which are converted will be canceled. The Series C Conversion Price is subject to adjustment from time to time after August 31, 2000 if ORC issues any securities by recapitalization or reclassification of the common stock and upon the occurrence of an Extraordinary Stock Event, and in connection with certain issuances by ORC of additional common stock.

     In addition to any other rights, each holder of shares of Series C Preferred Stock issued and outstanding will be entitled to notice of any stockholders' meeting and to a number of votes at the meeting equal to the number of shares of common stock into which the holder's shares of Series C Preferred Stock could be converted as of the record date for the meeting. The holders of the Series C Preferred Stock will vote together with the holders of the common stock as one class. Other than voting with respect to a merger or consolidation by ORC in which the Series C Preferred Stock will be exchanged for preferred shares of another company, the holders of Series C Preferred Stock will not be entitled to vote as a class with respect to a Corporate Transaction.

     If the Series C Preferred Stock was issued today, the holders of Series C Preferred Stock, as a class, would be entitled, by the affirmative vote of the holders of a majority of the shares of Series C Preferred Stock, to nominate and elect two directors to ORC's board of directors (the

"Series C Preferred Directors"). The right of the holders of the Series C Preferred Stock to elect directors, if the Series C Preferred Stock is issued, will be subject to the following adjustments:

     . at such time as the selling stockholders and their permitted transferees collectively own less than 75% (but not less than 50%) of the common stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock), the aggregate number of directors which may be elected by holders of the Series B Preferred Stock and Series C Preferred Stock shall be no greater than three (two of which shall be elected by the holders of the Series B Preferred Stock and one by the holders of the Series C Preferred Stock, unless the holders of Series B Preferred Stock and Series C Preferred Stock otherwise agree);

     . at such time as the selling stockholders and their permitted transferees collectively own less than 50% (but not less than 25%) of the common stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock) the aggregate number of directors which may be elected by the holders of Series B Preferred Stock and Series C Preferred Stock shall be no greater than two (which shall be elected by the Series B holders unless the holders of Series B Preferred Stock and Series C Preferred Stock otherwise agree);

     . at such time as the selling stockholders and their permitted transferees collectively own less than 25% (but not less than 10%) of the common stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock), the aggregate number of directors which may be elected by the holders of Series B Preferred Stock and Series C Preferred Stock shall be no greater than one (which shall be elected by the holders of the Series B Preferred Stock unless the holders of Series B Preferred Stock and Series C Preferred Stock otherwise agree); and

     . at such time as the selling stockholders and their permitted transferees collectively own less than 10% of the common stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock), the right of the holders of Series B Preferred Stock and Series C Preferred Stock to elect directors shall terminate.

     In addition to any other required vote or consent, the affirmative vote or written consent of the holders of Series C Preferred Stock owning a majority of the outstanding shares of Series C Preferred Stock shall be necessary to effect or validate the following actions:

     . Any amendment, alteration, repeal, or waiver of any provision of the certificate of incorporation of ORC, as in effect from time to time, or the bylaws of ORC which adversely affects the rights, preferences or privileges of the Series C Preferred Stock;

    . Any increase in the authorized number of members of ORC's board of directors to more than 11 members;

    . The creation of a new class or series of shares which have rights, preferences or privileges that are senior to, or are equivalent (pari passu) with the rights, preferences or privileges of the Series C Preferred Stock;

    . Any merger or consolidation by ORC with another company if it is proposed that the Series C Preferred Stock will be exchanged for preferred shares of the other company;

    . The redemption or repurchase of stock or options to purchase stock of ORC by ORC (other than the exercise of the Call Option pursuant to the terms set forth in this Designation of Series C Preferred Stock, the repurchase of stock or options from former employees and consultants of ORC pursuant to repurchase agreements which have been approved by the ORC's board of directors and the purchase of common stock (the "Purchase Plan Related Purchases") in an amount not to exceed issuances pursuant to ORC's Employee Stock Purchase Plan, provided that ORC's Purchase Plan Related Purchases shall not exceed 1,000,000 shares of common stock in the aggregate or 300,000 shares of common stock in any 12-month period ending August 31 without the approval of the holders of Series C Preferred Stock as provided above);

    . Any declaration or payment or any dividends or distribution upon any of common stock or other equity securities for dividends payable on the Series C Preferred Stock.

Delaware Anti-Takeover Law, Certain Charter and By-Law Provisions and the Management Voting Trust.

    Certain provisions of the Delaware General Corporation Law and of ORC's certificate of incorporation and by-laws, each as amended, all as summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interests, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     Delaware Anti-Takeover Law. ORC, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including
Section 203, an anti-takeover law. In general, this law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which that person became an interested stockholder unless:

    . prior to such date, the board of directors approves the business combination; or

    . upon becoming an interested stockholder, the stockholder then owns at least 85% of the voting securities, as defined in Section 203; or

    . subsequent to such date, the business combination is approved by both the board of directors and the stockholders.

"Business combination" is defined to include mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits ORC to elect not to be governed by its provisions, ORC to date has not made this election.

     Classified Board of Directors. ORC's by-laws provide for the board of directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. Under the Delaware General Corporation Law, in the case of a corporation having a classified board of directors, stockholders may remove a director only for cause. This provision, when coupled with the provision of the by-laws authorizing only the board of directors to fill a vacant directorship, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

     Special Meeting of Stockholders. The by-laws provide that special meetings of stockholders of ORC may be called only by the board or ORC's chief executive officer. This provision will make it more difficult for stockholders to take action opposed by the board of directors.

     Stockholder Action by Written Consent. ORC's certificate of incorporation provides that no action required or permitted to be taken at an annual or a special meeting of the stockholders of ORC may be taken without a meeting unless the action is authorized by the unanimous consent in writing of all stockholders.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. ORC's by-laws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholders' notice must be delivered to, or mailed and received at, ORC's principal executive offices

     . in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and

     . in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

The by-laws also specify certain requirements for a stockholders' notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

     Amendment to the By-laws. ORC's certificate of incorporation and by-laws provide that the vote of a majority of all directors then serving or the vote of holders of a majority of the outstanding stock entitled to vote is required to alter, amend or repeal the by-laws.

Transfer Agent

     The Transfer Agent for ORC's common stock is StockTrans, Inc.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares covered by this prospectus. We will, however, pay substantially all expenses related to the registration of the shares.

                             SELLING STOCKHOLDERS

     The name of each selling stockholder and the aggregate number of shares of common stock that each selling stockholder may offer and sell by this prospectus are set forth in the table below. Because the selling stockholders may sell or distribute all or a portion of the shares at any time and from time to time after the date of this prospectus, we cannot estimate the number of shares of common stock that each selling stockholder may have upon completion of this offering.

                                  Shares of Common
                                 Stock Owned Prior   Shares to be Offered for
      Selling Stockholder         to the Offering*   the Selling Stockholder
      -------------------        ------------------  ------------------------

LLR Equity Partners, L.P.                 1,068,065                 1,068,065
LLR Equity Partners Parallel,               108,393                   108,393
L.P.
                                         ----------                ----------
                                          1,176,458                 1,176,458
------------------
*Does not include, in the case of LLR Equity Partners, L.P., a warrant to purchase up to 672,274 shares of common stock, and, in the case of LLR Equity Partners Parallel, L.P., a warrant to purchase up to 68,226 shares of common stock. The warrants are exercisable from time to time, in whole or in part, through September 1, 2010 at a price of $12.00 per share.

     The selling stockholders hold 10 shares of ORC's Series B Preferred Stock, which currently entitle the selling stockholders to appoint two members of ORC's board of directors. The selling stockholders also may exchange all or any of the shares of common stock currently held by them for shares of ORC's Series C Preferred Stock. For more information regarding the rights of the holders of the Series B Preferred Stock and the Series C Preferred Stock, see "Description of Capital Stock."

                             PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of the securities by the selling stockholders. The selling stockholders may sell the securities from time to time directly to purchasers. Alternatively, the selling stockholders may from time to time offer the securities through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities from whom they may act as agent. Any brokers, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters," and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to some statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The securities offered hereby may be sold from time to time by the selling stockholders, or, to the extent permitted by pledgees, donees, transferees or other successors in interest. The securities may be disposed of from time to time in one or more transactions through any one or more of the following:

     (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

     (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     (d) an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

     (e)  in transactions other than in the over-the-counter market;

     (f)  through the writing of put or call options on the securities;

     (g)  short sales of the securities and sales to cover the short sales;

     (h) the pledge of the securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest therein;

     (i) the distribution of the securities by any selling stockholder to its partners, members or stockholders; and

     (j)  a combination of any of the above.

     These sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

     At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

     Under the securities laws of some states, the securities may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

     The selling stockholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     Pursuant to the Registration Rights Agreement entered into in connection with the initial offer and sale of the common stock by us, each of ORC and the selling stockholders will be indemnified by the other against particular liabilities, including some liabilities under the Securities Act, or will be entitled to reimbursement in connection therewith.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the total expenses of this offering that will be paid by us is $35,000.

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Restated Certificate of Incorporation and the Amended and Restated Bylaws of ORC provide that ORC will indemnify its officers and directors to the fullest extent permitted by Delaware law against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being an officer or director. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing documents, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for ORC by Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Folisi, Samz & Company, independent auditors, have audited the financial statements of CJ Research, Inc. included in our Current Report on Form 8-K dated September 15, 2000, amended on October 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Folisi, Samz & Company's report, given on their authority as experts in accounting and auditing.